Exhibit 99

                                PIONEER RAILCORP

                               September 21, 2004
                                  Press Release

                            Contact: J. Michael Carr

                                  309-697-1400

     PIONEER RAILCORP ANNOUNCES BOARD OF DIRECTORS' PRELIMINARY APPROVAL OF
           GOING PRIVATE MERGER TRANSACTION AND INTENT TO DEREGISTER
                STOCK WITH THE SECURITIES AND EXCHANGE COMMISSION


         PEORIA,  ILLINOIS - The Board of Directors of Pioneer Railcorp (Nasdaq:
PRRR) announced today that it has preliminarily approved a going private merger transaction in which holders of 2,000 shares or less of the Company's common stock would receive $2.85 in cash for each share of Company common stock that they held prior to merger. Also, all warrant holders will receive $.85 per warrant held prior to the merger, which amount is based on the $2.85 per share merger consideration less the $2.00 warrant exercise price. Shareholders owning greater than 2,000 shares will continue to hold their shares. The last sales price for a share of Pioneer Railcorp common stock prior to announcement of this transaction was $2.23 on September 20, 2004.

         The proposed transaction is subject to shareholder approval and is intended to reduce the number of Pioneer Railcorp holders of record to under 300, the level at which the Company is required to continue to file periodic reports with the SEC. As a result, if completed, Pioneer Railcorp intends to terminate the registration of its stock with the SEC and cause the stock to cease to be traded on the Nasdaq SmallCap Market. The Board of Directors believes that the increasing costs of being a "public" company is not justified by the benefits, given the Company's limited trading activity. The Company intends to hold a special meeting, at which the matter will be considered, during the first quarter of 2005.

         Details of the transaction may be found in Pioneer Railcorp's Preliminary Proxy Statement that will be filed with the SEC. Pioneer Railcorp plans to mail to each shareholder a proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transaction, the persons soliciting proxies, and their interests in the transaction and related matters. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by Pioneer Railcorp at the SEC's website or from the Company by directing requests to the attention of J. Michael Carr, President and Chief Financial Officer, Pioneer Railcorp, 1318 S. Johanson Road, Peoria, IL 61607, telephone number 309-697-1400.

         This press release in only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock.

         This press release may contain forward-looking statements that involve assumptions and potential risks and uncertainties. Pioneer Railcorp's future results could differ materially from those discussed herein. Readers should not place undue reliance on any forward-looking statements, which are applicable only as of the date hereof.

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